EXHIBIT 99.1

NEWS RELEASE     NEWS RELEASE     NEWS RELEASE     NEWS RELEASE     NEWS RELEASE


[LOGO OF AMERICAN EXPRESS COMPANY]              [LOGO OF GE MONEY]


Contacts:  Gail Wasserman                       Robert J. Rendine
           American Express                     GE Money
           212 640 9273                         203-585-2084
           Gail.Q.Wasserman@aexp.com            robert.rendine@ge.com



FOR IMMEDIATE RELEASE

                    AMERICAN EXPRESS TO ACQUIRE GE MONEY'S
                     CORPORATE PAYMENT SERVICES PORTFOLIO

               GE Unit Provides Payment and Purchasing Cards to
                       More Than 300 Large Corporations

New York - March 27, 2008 - American Express Company and GE Money today announced that they have entered into an agreement for American Express to purchase Corporate Payment Services, GE's commercial card and corporate purchasing business unit, for $1.1 billion in cash. The sale, which is subject to customary closing conditions and certain regulatory approvals, is expected to be completed by the end of the month.


Corporate Payment Services was created in 1992 to issue GE's corporate travel and entertainment cards and purchasing cards to GE employees. It has expanded to serve more than 300 large corporate clients. GE continues to be the unit's largest single client and has signed a multi-year agreement to become a client of American Express.


For American Express, today's agreement is part of an ongoing strategy to focus on the payments sector and follows the sale last month of its international banking subsidiary.


Corporate Payment Services generated over $14 billion in 2007 global purchase volume and maintained $1.1 billion in receivables at year end 2007. Its billed business has grown at a compounded rate of 18% over the last five years.


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Corporate Payment Services' products are similar to those offered by American
Express' commercial card business, which handles the travel, entertainment and purchasing spending by employees of large corporations and mid-sized companies. Accounts are typically paid in full at the end of each month, rather than through a revolving credit account.


The sale also includes the purchase of GE's patented vPayment technology, which provides fast and efficient payment for large ticket purchases. This platform provides unique account numbers for each transaction that expire once the purchase has been authorized. As a result, vPayment permits the processing of large transactions with effective fraud controls.

Anre Williams, President of American Express's Global Commercial Card & Services said, "Corporate Payment Services is a terrific business with strong leadership and talented employees who have been generating impressive growth through a combination of excellent customer service and cutting edge technological innovation. Expanding our corporate purchasing and expense management services is a top priority for American Express. Acquiring Corporate Payment Services adds to our purchasing card capabilities and gives us the opportunity to accelerate our growth. In addition, Corporate Payment Services also has excellent credit metrics and a premium client base."


Corporate Payment Services has approximately 350 employees largely based in Salt Lake City.


Mr. Williams added, "We look forward to welcoming Corporate Payment Services' employees into the American Express family and working closely with them to provide seamless service and a smooth transition for all clients."


Mark Begor, President & CEO of GE Money-Americas, said, "CPS has been a terrific GE growth story, and today's announcement underscores the value we've created from a business that essentially had a single client only about a decade ago. This transaction meets GE's strategy of redeploying assets in financial services and is a win for GE, our


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shareowners, and our customers, who will be well served by the powerful combination of CPS's existing capabilities and American Express's strong market leadership."

American Express expects that this acquisition will be additive to revenue growth. It is expected to have a minor dilutive impact on earnings per share and return on equity in the early years following the transaction. This dilution estimate assumes that the cash used for the acquisition would otherwise be used for the repurchase of American Express common shares. Separately, as part of the transaction American Express will replace the debt that supports the receivables of the Corporate Payment Services business. That debt currently totals approximately $1 billion.


The American Express Company is leading global payments and travel company. More information can be found at http://www.americanexpress.com/corporateservices.

With more than $200 billion in assets, GE Money, a unit of General Electric Company, (NYSE: GE) is a leading provider of retail banking and credit services to consumers, auto dealers and retailers in more than 50 countries around the world. With more than 130 million global customers, GE Money, based in London, UK, offers a range of financial products, including private label credit cards, personal loans, bank cards, auto loans and leases, mortgages, corporate travel and purchasing cards, debt consolidation and home equity loans, and credit insurance. More information can be found at http://www.global.gemoney.com

                                      ***

THIS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "OPTIMISTIC," "INTEND," "PLAN," "AIM," "WILL," "MAY," "SHOULD," "COULD," "WOULD," "LIKELY" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE UNDERLYING ASSUMPTIONS RELATED TO THE TRANSACTION PROVING TO BE INACCURATE OR UNREALIZED, THE LIKELIHOOD OF AND TIMING FOR COMPLETION OF THE TRANSACTION, THE ABILITY TO MANAGE OPERATIONAL RISKS IN MIGRATING GE'S CORPORATE PAYMENT SERVICES BUSINESS TO THE AMERICAN EXPRESS NETWORK, AND THE TRANSACTION'S IMPACT ON THE FUTURE EARNINGS AND RETURN ON EQUITY OF AMERICAN EXPRESS, WHICH WILL DEPEND ON THE NUMBER OF GE CUSTOMERS AND RELATED VOLUME RETAINED BY AMERICAN EXPRESS, AMONG OTHER FACTORS.


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